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                                                                                              Exhibit 11.1

                                                           Micro Linear Corporation
                                               Statement Re Computation of Net Income Per Share
                                                     (In thousands, except per share data)
                                                               Year Ended December 31,
                      ------------------------------------------------------------------------------------------------------------
                                    1997                               1996                                  1995
                      ---------------------------------  ----------------------------------  -------------------------------------

                                                  Per-                                Per-                                 Per-
                         Income        Shares    Share      Income       Shares      Share     Income       Shares        Share
                      (Numerator) (Denominator)  Amount  (Numerator)  (Denominator)  Amount  (Numerator)  (Denominator)   Amount

Basic Income Per
Share:
Net income available
 to common
 stockholders            $7,010        11,822    $0.59      $6,703       12,320      $0.54     $10,536        12,112      $0.87

Effect of dilutive
securities:
 Stock options                          1,157                               921                                1,532


Diluted Income Per
Share:
 Net income available
  to common assuming
  stockholders
  dilution               $7,010       12,979     $0.54      $6,703       13,241      $0.51     $10,536        13,644      $0.77

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